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                                                                    Exhibit 1.I



                            SHARE PURCHASE AGREEMENT

            THIS AGREEMENT made as of the      day of November , 1996.

BETWEEN:

            NATIONAL ENTERPRISES, INC., a corporation incorporated pursuant to the laws of the State of Indiana

            (hereinafter called the "Vendor")

                                                        OF THE FIRST PART

            - and -

            DANCA INVESTMENTS, INC., a corporation incorporated pursuant to the laws of the State of Texas

            (hereinafter called the "Purchaser")

                                                       OF THE SECOND PART


     WHEREAS the Vendor desires to sell and the Purchaser desires to purchase certain of the property and assets of the Vendor, hereinafter called the "Transferred Assets", on the terms and subject to the conditions hereinafter set forth;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other valuable consideration and the sum of one dollar ($1.00) of lawful money of the United States of America now paid by the Purchaser to the Vendor (receipt and sufficiency whereof are hereby acknowledged), the Parties have agreed and do hereby agree with each other as follows:

                                    ARTICLE 1
                                 INTERPRETATION

Section 1.01 Definitions. Where used in this Agreement, unless the context or subject matter otherwise requires, the following words and phrases will have the meanings set forth below:

      "Closing" means the closing of the sale and purchase of the Transferred Assets contemplated by this Agreement.

      "Closing Date" means December 11, 1996 or as mutually agreed between the Parties.

      "Company" means NRC, Inc., a corporation incorporated pursuant to the laws of the State of Texas.

      "Fair Market Value" means, when used in relation to assets being purchased by the Purchaser hereunder, the fair market value of the assets in question at the Time of Closing.

      "NEI Advance" means the advance made by the Vendor to the Company shown on the financial statements annexed as a Schedule to this Agreement.


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      "Parties" means the Purchaser and the Vendor, and their respective successors and permitted assigns; and

      "Party" means either of the Parties.

      "Person" means an individual, a partnership, a corporation, a government or any department or agency thereof, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual; and words importing "Person" have similar meanings.

      "Purchase Price" means the aggregate price for the Transferred Assets as determined in Section 2.02.

      "Purchaser" means the party of the second part.

      "Time of Closing" means the opening of business on the Closing Date.

      "Transferred Assets" means all of the issued and outstanding shares of the Company and the NEI Advance.

      "Vendor" means the party of the first part.

      "Vendor's Book and Records" means all documents, files, records and other data and information of the Company or of the Vendor relating to the Transferred Assets or the Company.

Section 1.02. Currency. All sums of money which are referred to in this Agreement are, unless the context or subject matter otherwise permits, expressed in lawful money of the United States of America.

Section 1.03. Division of Agreement. The division of this Agreement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section or other portion thereof and include any agreement or instrument supplementary of ancillary hereto.

Section 1.04. Number and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include all genders.

                                   ARTICLE II
                    PURCHASE AND SALE OF TRANSFERRED ASSETS

Section 2.01. Purchase and Sale. Subject to the terms and provisions hereof and based upon the warranties and representations herein contained, the Vendor hereby sells, transfers, assigns and conveys to the Purchaser and the Purchaser hereby purchases and accepts assignments of from the Vendor, at the Time of Closing on the Closing Date, free and clear of any and all liens, pledges, charges, mortgages, claims, security interests and other encumbrances, the Transferred Assets.

Section 2.02. Purchase Price. The Purchase Price payable by the Purchaser for the Transferred Assets (the "Purchase Price") shall be the sum of $120,874.20, being the Fair Market Value of the Transferred Assets on the Closing Date. Of such amount, the sum of $119,874.20 shall be allocated to the NEI Advance and the balance to the remainder of the Transferred Assets.

Section 2.03. Payment of Purchase Price. The Purchase Price shall be paid and satisfied by the Purchaser at the Time of Closing on the Closing Date in the following manner:


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      (a)  The Purchaser shall assume the debt outstanding to Arends
           (U.S.) Holdings, Inc. by the Vendor in the amount of $46,355.96 and the debt outstanding to Arendscor (Canada) Inc. by the Vendor up to the sum of $74,518.24 as part of the Purchase Price by issuing to the Vendor its demand non-interest bearing promissory notes in the principal amounts of $46,355.96 and $74,518.24 which will immediately be assigned to Arends (U.S.) Holdings, Inc and Arendscor (Canada) Inc., respectively.

      (b) In the event that the Purchase Price is greater than the debt outstanding by the Vendor to Arends (U.S.) Holdings, Inc. And Arendscor (Canada) Inc. the Purchaser shall pay the balance of the Purchase Price in cash or cheque.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF VENDOR

     The Vendor represents and warrants, subject to Section 5.03 and 6.01, to the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the purchase by the Purchaser of the Transferred Assets:

Section 3.01. Corporate Status of the Vendor. The Vendor is a corporation duly incorporated, organized and validly subsisting under the laws of the State of Indiana; the Vendor has the corporate power and capacity to own its property and to carry on the business now being conducted by it and to carry out the transactions contemplated hereby.

Section 3.02. Corporate Status of the Company. The Company is a corporation duly incorporated and validly subsisting under the laws of the State of Texas; the Company has the corporate power and capacity to own its property and to carry on the business now being conducted by it and to carry on the transactions contemplated hereby.

Section 3.03. Sale Permitted by Charter, Agreements, etc. The execution and delivery by the Vendor of, and the performance of its obligations under, this Agreement and the completion by the Vendor of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Vendor or the Company.

Section 3.04. Sale Permitted by Laws. The execution and delivery by the Vendor of and the performance of its obligations under this Agreement and the completion by the Vendor of the transactions contemplated hereby will not result in the violation of any law or regulation of the United States of America, the State of Indiana, or any order or decree of any court or tribunal to which the Vendor or the Company is subject.

Section 3.05. Agreement Binding on Vendor. This Agreement has been duly authorized, executed and delivered by the Vendor and is a valid and binding obligation of the Vendor enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other laws of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the Court.

Section 3.06. Income Tax Returns. The Vendor has duly and finally filed all consolidated tax returns which include the accounts of the Company, except the 1995 federal consolidated tax return, required to be filed by it. The Vendor remains obligated to file the 1995 federal consolidated tax return which includes the accounts of the Company for the fiscal year ended December 31, 1995 and will file the 1995 federal consolidated tax return.

Section 3.07. Title, etc. The Vendor will be the owner of the Transferred Assets at the Time of Closing free and

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clear of any and all liens, pledges, charges, mortgages, security interests, claims and other encumbrances, except as may be disclosed to the Purchaser.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon such representations and warranties in connections with the entering into of this Agreement and the sale by the Vendor of the Transferred Assets:

Section 4.01. Corporate Status. The Purchaser is a corporation duly continued, organized and validly subsisting under the laws of the State of Texas and has the corporate power and capacity to own its property and to carry out the transactions contemplated hereby.

Section 4.02. Purchaser Permitted by Charter, Agreements, etc. The execution and delivery by the Purchaser of, and the performance of its obligations under, this Agreement and the completion by the Purchaser of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Purchaser or of any indenture or other agreement, written or oral, to which the Purchaser is a party or by which it is bound.

Section 4.03. Purchase Permitted by Laws. The execution and delivery by the Purchaser of and the performance of its obligations under this Agreement and the completion by the Purchaser of the transactions contemplated hereby will not result in the violation of any law or regulations of the United States of America, the State of Indiana or any order or decree of any court or tribunal to which the Purchaser is subject.

Section 4.04. Agreement Binding on Purchaser. This Agreement has been duly authorized, executed and delivered by the Purchaser and is valid and binding obligation of the Purchaser enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency or other laws of general application affecting the rights of creditors and except that specific performance is an equitable remedy which may only be awarded in the discretion of the Court.

                                   ARTICLE V
             SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

Section 5.01. Survival of Vendor's Covenants, etc. The covenants, representations and warranties of the Vendor contained in this Agreement shall survive the Closing, and, notwithstanding such Closing, nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of six months only and at the end of such six month period such covenants, representations and warranties shall expire and be null and void except with respect to claims made in relation thereto during such six month period.

Section 5.02. Survival of Purchaser's Covenants, etc. The covenants, representations and warranties of the Purchaser contained in this Agreement shall survive the Closing, and, notwithstanding such Closing, nor any investigation made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor for a period of six months only and at the end of such six month period such covenants, representations and warranties shall expire and be null and void except with respect to claims made in relation thereto during such six month period..

Section 5.03. Indemnity. The Vendor and the Purchaser each covenant and agree to indemnify and save harmless the other of and from any loss whatsoever suffered by the other directly or indirectly as a result of or arising out of

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any breach of representation, warranty or covenant of the other contained in this Agreement, and all claims, demands, costs and expenses in respect of the foregoing, up to a limit of $500.00. The foregoing limitation does not apply to any breach pursuant to Section 3.06.


                                   ARTICLE VI
                        CERTAIN COVENANTS OF THE PARTIES

Section 6.01. Preliminary Investigations. The Vendor shall forthwith make available to the Purchaser all Vendor's Books and Records. The Purchaser acknowledges that there are no express or implied representations, warranties or covenants by the Vendor with respect to the completeness or accuracy of the financial statements annexed as a Schedule to this Agreement. The Purchaser further acknowledges that the Vendor is making no representations, warranties or covenants with respect to any actions, suits or proceedings which may create a lien on the assets of the Company.

Section 6.02. Commission, Legal Fees, etc. All negotiations relative to this Agreement and the transaction contemplated hereby have been conducted between the Parties without the intervention of any other Person so that no valid claim will arise against either of the Parties for a brokerage commission, finder's fee or other like payment. The Vendor and the Purchaser will each bear the fees and disbursements of the respective lawyers, accountants, brokers or consultants engaged by them respectively in connection with the preparation of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VII
                              CLOSING ARRANGEMENTS

Section 7.01. Closing. The Closing of the purchase and sale of the Transferred Assets shall occur at the Time of Closing on the Closing Date at the offices of the Purchaser at 132 McKee Ave., North York, Ontario, M2N 4C4. At or before the Time of Closing, upon fulfilment of all the conditions set out in Article VIII which have not been waived in writing by the Purchaser:

      (a) The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documents necessary or reasonably required to transfer the Transferred Assets to the Purchaser with a good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

      (b) The Vendor shall deliver physical possession of the Transferred Assets, including without limitation share certificates representing all of the outstanding shares of the Company duly endorsed in blank for transfer and any promissory note evidencing the NEI Advance together with duly executed assignment thereof, to the Purchaser;

      (c) The Vendor shall take or cause to be taken by itself and the Company all necessary or desirable actions, steps and corporate proceedings to approve or authorized validly and effectively the transfer of the Transferred Assets to the Purchaser and the execution and delivery of this Agreement and other agreements and documents contemplated hereby and shall cause all necessary meetings of directors and shareholders of the Vendor and the Company to be held for such purpose;

      (d) The Vendor shall, if and to the extent requested, cause the directors, officers and accountants of the Company to resign in favour of nominees of the Purchaser; and


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      (e)  The Vendor shall deliver to the Purchaser the Vendor's Books and Records, which shall become the property of the Purchaser. The Purchaser agrees that it will preserve the Vendor's Books and Records so delivered to it for such period as is required by any applicable law, and will permit the Vendor or its authorized representative(s) reasonable access thereto and the Purchaser shall not destroy any of such Vendor' Books and Records either before or after such period without giving the Vendor opportunity to take back such Vendor' Books and Records, but the Purchaser shall not be responsible or liable to the Vendor as a result of any accidental loss or destruction of or damage to any such Vendor's Books and Records.

Section 7.02. Purchase Price. On the Closing Date, the Purchaser shall make payment to the Vendor of the Purchase Price.

                                  ARTICLE VIII
                             CONDITIONS OF CLOSING

Section 8.01. Conditions for Purchaser's Benefit. The sale and purchase of the Transferred Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and/or performed at or prior to the Time of Closing:

      (a) the representations and warranties of the Vendor contained in this Agreement shall be true and correct as of the Time of Closing, and the Closing of the transaction of purchase and sale herein provided for shall not be nor be deemed to be a waiver of the covenants, representations and warranties contained in this Agreement, which covenants, representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in Article V hereof;

      (b) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed;

      (c) there shall have been obtained from all appropriate federal, state, provincial, local, municipal or other governmental or administrative bodies such approvals or consents as are required to permit the change of ownership of the Transferred Assets contemplated hereby;

      (d) no action or proceeding in Canada or the United States by law or in equity shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Transferred Assets contemplated hereby.

     In case any of the foregoing terms and conditions shall not have been fulfilled or performed at or prior to the Time of Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder, and, unless the Purchaser can show that the condition or conditions for the non-performance of which the Purchaser has terminated this Agreement are reasonably capable of being performed or caused to be performed by the Vendor, then the Vendor shall also be released from all obligations hereunder; however, that the Purchaser shall be entitled to waive compliance with any such terms and conditions in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance or non-fulfilment of any other term or condition in whole or in part.

Section 8.02. Conditions for Vendor's Benefit. The sale and purchase of the Transferred Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor to be fulfilled and/or performed at or prior to the Time of Closing:

      (a) the representations and warranties of the Purchaser contained in Article IV hereof shall be true

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            and correct as of the Time of Closing, and the Closing of the transaction of purchase and sale herein provided for shall not be nor be deemed to be a waiver of the covenants, representations and warranties contained in this Agreement, which covenants, representations and warranties shall continue in full fore and effect for the benefit of the Vendor as provided in Article V hereof;

      (b) the Purchaser shall have complied with all terms, covenants, conditions and agreements herein agreed to be performed or caused to be performed by it; and

      (c) no action or proceeding in Canada or in the United States by law or in equity shall be pending or threatened by any Person to enjoin or prohibit the purchase and sale of the Transferred Assets contemplated hereby or contest the authority of the Purchaser to executed and deliver this Agreement or to consummate the transaction contemplated hereby.

     In case any of the foregoing terms and conditions shall not have been fulfilled or performed at or prior to the Time of Closing, the Vendor may terminate this Agreement by notice in writing tot he Purchaser and in such event the Vendor shall be released from all obligations hereunder, and, unless the Vendor can show that the condition or conditions for the non-performance of which the Vendor has terminated this Agreement are reasonably capable of being performed or caused to be performed by the Purchaser, then the Purchaser shall also be released from all obligations hereunder; provided, however, that the Vendor shall be entitled to waive compliance with any such terms and conditions in whole or in part if it sees fit to do so without prejudice to any of its rights or termination in the event of non-performance of any other term or condition in whole or part.

                                  ARTICLE IX
                                    NOTICES

Section 9.01. Notices. All notices, demands, requests, consents, agreements and approvals (collectively, "notices") which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and if mailed by first class registered mail shall be deemed to have been received seven (7) business days after the post-marked date thereof and if telegraphed or telexed, shall be followed forthwith by letter and shall be deemed to have been received on the business day following the dispatch thereof and, if delivered by hand, shall be deemed to have been received on the day of delivery. Notices shall be addressed as follows:

     (a) if to the Vendor:

                        P.O. Box 940846,
                        Plano, TX, 75094-0846
                        USA

         Attention: Secretary

     (b) if to the Purchaser:

                        132 McKee Ave.,
                        North York, Ontario
                        Canada, M2N 4C4
                        Fax: (416)-229-2126

         Attention: Secretary

or to such other address or in case of such other officers as the Parties may from time to time advise each other by

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notice in writing.

                                   ARTICLE X
                                 MISCELLANEOUS

Section 10.01. Time of the Essence. Time shall be of the essence of this Agreement.

Section 10.02. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understanding between the Parties with respect thereto. There are no representations, warranties, undertakings or agreements between the Parties with respect to the subject matter of this Agreement except as set forth herein and this Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

Section 10.03. Further Assurances. The Vendor and the Purchaser will each execute and deliver such further documents and instruments and do such acts and things as may before or after the Closing Date be reasonably required by the other to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Transferred Assets.

Section 10.04. Applicable Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Texas. The Parties attorn to the jurisdiction of the courts of the State of Texas.

Section 10.05. Binding Agreement. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 10.06. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party.


     IN WITNESS WHEREOF the Parties have executed this Agreement.


     Vendor:                    NATIONAL ENTERPRISES, INC.



                                     By:     _____________________
                                     Name:   Jack Wrobel
                                     Title:  Secretary


     Purchaser:                 DANCA INVESTMENTS, INC.


                                     By:     _____________________
                                     Name:   John B. Overzet
                                     Title:  President